FEE WAIVER AGREEMENT

(UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund and

UBS Prime Preferred Fund)

UBS SERIES FUNDS

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 20, 2026

UBS Asset Management (Americas) LLC 1285 Avenue of the Americas New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund and UBS Prime Preferred Fund (each, a “Fund”) are series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive 0.04% of the 0.08% administrative fee otherwise payable to you by each Fund through August 31, 2027.

3. You further agree that you will continue the administrative fee waiver under Paragraph 2 above until the later of August 31, 2027 or the date on which a Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

4. This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to a Fund.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF ITS UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT TREASURY PREFERRED FUND AND UBS PRIME PREFERRED FUND, SEVERALLY AND NOT JOINTLY

By:	/s/ Keith Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President & Secretary	Title:	Vice President & Assistant Secretary

The foregoing Agreement is hereby accepted as of August 20, 2026

UBS ASSET MANAGEMENT (AMERICAS) LLC.

By:	/s/ Mark Carver	By:	/s/ Rose Ann Bubloski
Name:	Mark E. Carver	Name:	Rose Ann Bubloski
Title:	Executive Director	Title:	Director